UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
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☐    Soliciting Material Pursuant to §240.14a-12

PILGRIM’S PRIDE CORPORATION

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Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2020
The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Wednesday, April 29, 2020, at 8:00 a.m., local time, to consider and vote on the following matters:

1.	To elect Gilberto Tomazoni, Denilson Molina, Wallim Cruz De Vasconcellos Junior, Vincent Trius, Andre Nogueira de Souza and Farha Aslam as the six JBS Directors;

2.	To elect Michael L. Cooper, Charles Macaluso and Arquimedes A. Celis as the three Equity Directors;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020;

5.	To vote on a stockholder proposal, if properly presented, to provide a report regarding the reduction of water of pollution;

6.	To vote on a stockholder proposal, if properly presented, to provide a report on human rights due diligence;

7.	To vote on a stockholder proposal, if properly presented, to provide for majority voting in director elections; and

8.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
No other matters are expected to be voted on at the annual meeting.
The Board of Directors has fixed the close of business on March 10, 2020, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:
(1)    via the internet;
(2)    by telephone; or
(3)    by mail.
The health and well-being of our employees and stockholders are paramount. We are closely monitoring developments related to COVID-19 and there is a possibility that we may need to change the format of our meeting to allow shareholder participation by means of remote communication. If we determine it necessary to make changes to our annual meeting, we will announce the decision to do so in advance.
Please refer to the specific instructions set forth on the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you hold shares through a bank, broker or other nominee). Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring a form of government-issued photo identification to the annual meeting. If you hold shares through a bank, broker or other nominee, please bring a form of government-issued photo identification and proof of beneficial ownership

(such as a brokerage statement), and, if you wish to vote your shares in person, a signed legal proxy from the stockholder of record.

JAYSON PENN
Greeley, Colorado	Chief Executive Officer and
March 27, 2020	President
YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2020: The Proxy Statement and the 2019 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 15-digit control number located on the proxy card and click “View Stockholder Material.”

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION
Why did I receive this proxy statement?
The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Wednesday, April 29, 2020, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the 2019 annual report are being mailed to stockholders on or about March 27, 2020. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us” or the “Company.”
What is the record date for the Annual Meeting and why is it important?
The Board of Directors has fixed March 10, 2020 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim’s Pride had 249,217,138 shares of common stock, par value $0.01 per share, outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than of record directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
How do I attend and be admitted to the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Pilgrim’s Pride stockholder as of the close of business on March 10, 2020 or if you hold a valid proxy for the Annual Meeting. If you plan to attend the physical meeting, please be aware of what you will need for admission as described below. If you do not provide a government-issued photo identification and comply with the other procedures described here for attending the Annual Meeting in person, you will not be admitted to the meeting location. We reserve the right to deny admission to any person who may pose a threat to the health or safety of stockholders or other meeting participants, and we reserve the right to implement additional procedures to ensure the health, security and safety of meeting attendees.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, your shares will be on a list maintained by the inspector of elections. You must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.
For directions to the meeting, please contact our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634.
Considerations Related to COVID-19
The health and well-being of our employees and stockholders are paramount. We are closely monitoring developments related to the novel coronavirus, or COVID-19, and there is a possibility that we may need to change the format of our meeting to allow shareholder participation by means of remote communication. If we determine it necessary to make changes to our annual meeting, we will announce the decision to do so in advance.
With respect to the stockholder proposals in this Proxy Statement, we intend to provide the proponents of these proposals and their representatives with the ability to present their proposals through alternative means, such as by phone, at the meeting.
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What if I receive more than one proxy card?
You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting instruction form from your nominee, and you must return your voting instruction form to that nominee. You should complete, sign and return each proxy card or voting instruction form you receive.
What are the voting rights of the common stock?
Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.
What are the two categories of Directors?
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for six JBS S.A. (“JBS”) Directors and three Equity Directors.
JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the JBS Directors nominating committee (the “JBS Nominating Committee”). The current JBS Directors are Gilberto Tomazoni, Denilson Molina, Wallim Cruz De Vasconcellos Junior, Vincent Trius, Andre Nogueira de Souza and Farha Aslam. As of the date this proxy statement is mailed to our stockholders, there are currently no vacancies with respect to the JBS Directors.
Equity Directors are the three Directors designated as Equity Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the Equity Directors nominating committee (the “Equity Nominating Committee”) or any stockholders other than JBS and its affiliates (“Minority Investors”). The current Equity Directors are Michael L. Cooper, Charles Macaluso and Arquimedes A. Celis.
What are the differences between the categories of Directors?
All of our Directors serve equal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve as members of the Equity Nominating Committee.

The stockholders agreement between us and an affiliate of JBS dated December 28, 2009 (as amended, the “JBS Stockholders Agreement”) requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.
With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of common stock held by them at their sole and absolute discretion.
What is the “Say-on-Pay” Vote?
With Proposal 3, the Board is providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (“NEOs”) in 2019, as defined in “Compensation Discussion and Analysis”. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our NEOs in 2019.
How do I vote my shares?
If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	via the internet;

•	over the telephone; or

•	by completing, dating, signing and mailing the enclosed proxy card;
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a stockholder of record, you also have the right to vote in person at the meeting. If you are a beneficial owner, your broker, bank or nominee will provide you with materials and instructions for voting your shares. In most instances, you will be able to do this on the internet, by telephone or by mail as indicated above. As a beneficial owner, you have the right to direct your broker on how to vote your shares. However, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from the holder of record giving you the right to vote the shares.
If you are a current or former employee of Pilgrim’s Pride who holds shares in either the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, your vote serves as a voting instruction to the trustee for this plan. To be timely, if you vote your shares in the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan by telephone or internet, your vote must be received by 1:00 a.m., Eastern Time, on April 27, 2020. If you do not vote by telephone or internet, please return your proxy card as soon as possible. If you vote in a timely manner, the trustee will vote the shares as you have directed.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.

Proposal 5:	AGAINST the stockholder proposal to provide a report regarding the reduction of water pollution.

Proposal 6:	AGAINST the stockholder proposal to provide a report on human rights due diligence.

Proposal 7:	AGAINST the stockholder proposal to provide for majority voting on director elections.
What are my choices when voting?
With respect to:

Proposal 1:
You may either (1) vote “FOR” the election of all JBS Director nominees as a group; (2) “WITHHOLD” your vote on all JBS Director nominees as a group; or (3) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:
You may either (1) vote “FOR” the election of all Equity Director nominees as a group; (2) withhold your vote on all Equity Director nominees as a group; or (3) vote “FOR” the election of all Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 5:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 6:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 7:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
How will my shares be voted if I do not specify my voting instructions?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.

Proposal 5:	AGAINST the stockholder proposal to provide a report regarding the reduction of water pollution.

Proposal 6:	AGAINST the stockholder proposal to provide a report on human rights due diligence.

Proposal 7:	AGAINST the stockholder proposal to provide for majority voting on director elections.

If you are a current or former employee of Pilgrim’s Pride who holds shares through the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan you will be given the opportunity to provide instruction to the trustee with respect to how to vote your shares. Any shares for which instructions are not received (1) will be voted by the trustee in accordance with instructions provided by Pilgrim’s Pride with respect to shares held under the Pilgrim’s Pride Corporation Retirement Savings Plan and (2) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.
What is a quorum?
A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” and shares represented by broker “non-votes” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?
Directors will be elected by a plurality of the voting power of the shares entitled to vote in the election of Directors and represented in person or by proxy at a meeting of stockholders at which a quorum is present. This means that the director who receives the most votes will be elected.
Because JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, it will be able to elect all of the nominees for JBS Directors and, with the exception described below, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2. With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of Pilgrim’s Pride common stock held by them at their sole and absolute discretion.
What vote is required for advisory approval of executive compensation?
With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the total outstanding voting power of capital stock, present in person or represented by proxy at the Annual Meeting.
What vote is required for the appointment of KPMG LLP, the stockholder proposals and to approve any other item of business to be voted upon at the meeting?
The affirmative vote of a majority of the total outstanding voting power of capital stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm, to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.
How are abstentions treated?
Abstentions from voting on any matter will be counted in the tally of votes. Stockholders may only “withhold” votes and may not abstain from voting from the election of Directors in Proposals 1 and 2. However, stockholders may abstain from Proposals 3, 4, 5, 6, and 7, and an abstention will have the same effect as a vote against any of these proposals.
How are “broker non-votes” treated?
A “broker non-vote” occurs when a nominee (a bank, broker or other nominee) holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists.
Your broker may vote your shares in its discretion without your instructions on Proposal 4, which is the only routine proposal to be voted on at the Annual Meeting. With regard to Proposal 1, Proposal 2, Proposal 3, Proposal 5, Proposal 6 and Proposal 7, brokers will have no discretion to vote uninstructed shares, and a “broker non-vote” may therefore occur where no voting instructions are received. Broker non-votes will have no effect on the elections of Directors in Proposals 1 and 2, because the election of Directors requires a plurality vote. Broker non-votes will have the same effect as a vote against Proposals 3, 5, 6 and 7.
We urge you to vote on ALL voting items.
Can I change my vote after I have mailed in my proxy card?
Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.
If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee.
Who will pay the cost of this proxy solicitation?
We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.
Is this proxy statement the only way that proxies may be solicited?
No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PROPOSAL 1. ELECTION OF JBS DIRECTORS
Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members, which is the number of Directors currently on our Board of Directors. Proxies cannot be voted for a greater number of persons than the nine nominees named.
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by the JBS Nominating Committee. For more information, see “Corporate Governance—Committees of the Board of Directors—Special Nominating Committees.”
At the Annual Meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. For more information on our relationship with JBS, see “Related Party Transactions” and “Security Ownership.” Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.
Nominees for JBS Directors
Gilberto Tomazoni, 61, has served as Chairman of the Board of Pilgrim’s Pride Corporation, since July 2013. Since 2018, Mr. Tomazoni has served as the Chief Executive Officer of JBS, and previously, Mr. Tomazoni served as president of the Global Poultry Division of JBS. Before joining JBS, Mr. Tomazoni spent four years with Bunge Alimentos S.A. as Vice President of Foods and Ingredients. Prior to that, Mr. Tomazoni served 27 years with Sadia S.A., a leading provider of both frozen and refrigerated food products in Brazil, in various roles, including Chief Executive Officer from 2004 to 2009. He earned an M.A. degree in management development in 1991 from Fundação de Ensino do Desenvolvimento and a B.Sc. degree in mechanical engineering in 1982 from the Universidade Federal de Santa Catarina. Mr. Tomazoni has served as a board member of Brazil Fast Food Corporation since 2009, a member of the International Advisory Council for Fundação Dom Cabral since 2009 and a member of the Chamber of Commerce, Industry and Tourism-Brazil/Russia since 2008.
Mr. Tomazoni brings over 30 years of diverse poultry, protein, and food industry experience to the Company. Mr. Tomazoni’s extensive experience and education in the global poultry industry provides invaluable direction to the Company’s strategies domestically and in international markets. As Chairman of the Board, Mr. Tomazoni has direct oversight of Pilgrim’s strategy and operations.
Denilson Molina, 52, has served as a Director since June 2017. He has served as the Chief Financial Officer of JBS USA Food Company (“JBS USA”) since 2011. Previously, he worked at Banco de Brasil for nearly 20 years. At Banco de Brasil, he held several executive positions leading projects and transactions in the corporate, commercial wholesale, and retail sectors. Mr. Molina holds an M.B.A. education level. In addition, he is a graduate of the Advanced Management Program at the Chicago Booth School of Business.
We believe Mr. Molina’s extensive financial, management and operations experience qualifies him to serve on our Board. In addition, his extensive knowledge and experience in the protein industry brings great value to our Board of Directors and our company.
Wallim Cruz De Vasconcellos Junior, 62, has served as a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions, since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a board member of Oi S.A., a Brazilian telecommunications company listed on the New York Stock Exchange and was previously a board member of Santos Brasil S.A. from 2006 to 2016.
A business strategist, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’s experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.
Vincent Trius, 62, has served as a Director since May 2019 and is currently the Head of Global Innovation of JBS. Mr. Trius served as the President and director of Loblaw Company Limited, Canada’s leader in food retail and pharmacy, from 2011 to 2014. Before joining Loblaw, he held various executive and directorship positions at Carrefour SA from 2010 to 2011, Wal-Mart Stores, Inc. from 1996 to 2009, Dairy Farm International from 1992 to 1996, REVCO Drugstores Inc. from 1985 to 1992, and EJKorvetes Forest City Enterprises from 1978 to 1985. During his employment with Wal-Mart Stores Inc., Mr. Trius was awarded the “Top Executive of the Year - Brazilian Retail Sector” for years 2007 and 2006 and “Sam M. Walton Entrepreneur” in 2005, the highest honor award to a Wal-Mart associate worldwide. He completed Executive General Manager Courses from Harvard Business School in 2001 and Darden School of Business in 1995. He also completed International Retail Management Course from Ashridge College, U.K. in 1993. He obtained his degree in Economics from University of Economics, Barcelona, Spain in 1978.
Mr. Trius brings excellent leadership and expertise in areas of retail to the Board. His extensive experience managing business operations located internationally are valuable to the Board with regard to both the Company’s domestic and international operations.
Andre Nogueira de Souza, 51, has served as a Director since October 2014. Since January 1, 2013, Mr. Nogueira has served as President and Chief Executive Officer of JBS USA. Mr. Nogueira began his career with JBS USA Holding Lux S.à.r.l. (formerly known as JBS USA Holdings Inc.) (“JBS USA Holding”) in 2007, serving as Chief Financial Officer through 2011. He then served as Chief Executive Officer of JBS Australia, a subsidiary of JBS, in 2012. Prior to working for JBS USA Holding, Mr. Nogueira worked for Banco do Brasil in corporate banking positions in the U.S. and Brazil. Mr. Nogueira currently serves on the Executive Committee and as a board member of American Meat Institute, the Deans’ Leadership Council of the College of Agricultural Sciences—Colorado State University and Rabobank’s North American Agribusiness Advisory Board. Mr. Nogueira has an M.B.A. from Fundação Dom Cabral, a Master’s degree in Economics from Brasilia University, and a B.A. in Economics from Federal Fluminense University, and completed the Advanced Management Program at the University of Chicago Booth School of Business.
Mr. Nogueira brings outstanding leadership to our Board through his experience gained as a Chief Executive Officer of JBS USA and JBS Australia and Chief Financial Officer of JBS USA Holding. In addition, Mr. Nogueira brings an extensive understanding of the protein industry and financial matters to the Board.
Farha Aslam, 51, has served as a Director since May 2019. Prior to her retirement in 2018, Ms. Aslam served as the Managing Director and Senior Analyst of Food and Agribusiness Research from 2004 to 2018 at Stephens Inc., an independent financial services firm that provides deep research and independent thinking to its clients. She also successfully positioned and co-managed numerous equity offerings involving leading companies in the poultry and food industries. Ms. Aslam was formerly Vice President of Food and Agribusiness Research at Merrill Lynch from 1999 to 2004. Ms. Aslam was also a Risk Management Associate at UBS from 1996 to 1998 where she marketed fixed income products to hedge fund and mutual fund clients, and Financial Services Representative at SunAmerica Financial from 1992 to 1994. Ms. Aslam completed her M.B.A. with a focus on Finance from Columbia Business School in 1996 and obtained her B.A. in Economics from University of California, Irvine, California in 1991.
Ms. Aslam’s expertise in food and agribusiness research brings value to our Board. In addition, her multi-faceted financial analysis skills provide key insight to the Company’s financial and business operations.
The Board of Directors recommends that you vote “FOR” the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, which we refer to as our Equity Directors. For more information, see “Corporate Governance—Committee of the Board of Directors—Special Nominating Committees.”
The JBS Stockholders Agreement requires JBS and its affiliates to vote all of the Pilgrim’s Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.
At the Annual Meeting, nine Directors, including three Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instruction form, the shares represented by the proxy will be voted for the election of the three nominees named below. If any of the nominees for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.
Nominees for Equity Directors
Michael L. Cooper, 70, has served as a Director since December 2009. Mr. Cooper is currently a Managing Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. Mr. Cooper was a Managing Partner of Kincannon & Reed and served as the Executive Vice President & CFO and a member of the board from July 2004 to December 2014. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.
Mr. Cooper brings to the Board significant senior leadership, management, operational, financial and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Charles Macaluso, 76, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Williams Industrial Services Group Inc., where he is also Chairman of the Board and a member of the nominating governance committee; Darling Ingredients Inc., where he is also Lead Director; and Landec Corporation, where he serves on the Audit Committee.
Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.
Arquimedes A. Celis, 66, has served as a Director since May 2019. Mr. Celis currently serves as a board member of Grupo Lala, a Mexican dairy company listed on the Mexican Stock Exchange, and Borden Dairy, a private company. He also served as a board member of Aeromexico, which is listed on the Mexican Stock Exchange, from 2014 to 2016. Mr. Celis worked at Grupo Lala as Chief Executive Officer from 2001 to 2015. He previously spent 5 years as Chief Executive Officer of Industrias Bachoco, from 1996 to 2001. Prior to that, he worked for 21 years at Grupo Bimbo, where he held various executive positions, including Chief Executive Officer of Barcel. Mr. Celis earned a bachelor’s degree in Industrial Engineering from Veracruz Tech. He is a graduate of the Advanced Management program at IPADE, Universidad Panamericana, School of Business.
Mr. Celis brings to the Board valuable and extensive experience in the consumer packaged goods industry, with a focus on branded food products. Furthermore, his experience and industry knowledge enable him to provide important contributions to the Company’s strategy and operations.
The Board of Directors recommends that you vote “FOR” the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors has the responsibility for establishing broad corporate policies and for monitoring our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer (“CEO”) and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.
Board Leadership Structure
The position of our Chairman of the Board and the office of the President and CEO are held by different persons.
We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as it facilitates the appropriate level of communication between the Board of Directors and executive management for Board oversight of the Company and its management. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the performance of the CEO.
Pursuant to our Governance Policies (available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption), when the Chairman is not an independent Director, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting.
Board Risk Oversight
The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, information technology, cybersecurity, operations and governance. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks to manage as much of their impact on our business as possible.
The Board oversees management’s policies and procedures in addressing these and other risks. Our executive officers regularly report to the non-executive directors, the Audit Committee and the Compensation Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. With respect to cybersecurity, our Board receives updates from the appropriate executives on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. Additionally, each of the Board’s four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, accounting and financial controls, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Board of Directors Independence
Our Board of Directors has affirmatively determined that each of Michael L. Cooper, Charles Macaluso, Wallim Cruz De Vasconcellos Junior, Farha Aslam and Arquimedes A. Celis has (and during the period he served on the Board, Dr. David E. Bell, had) no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of Nasdaq rules and our Governance Policies’ categorical independence standards (which are available in Appendix A to our Governance Policies available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption).
Board of Directors and Committee Meetings and Executive Sessions
During 2019, the Board of Directors held six meetings. During 2019, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which the Director served during their time on the Board. Generally, the Board holds executive sessions of non-management Directors four times per year and meetings of independent Directors four times per year.
The Board of Directors has established the following Board committees: Audit, Compensation and Special Nominating Committees.
The following table summarizes the current membership of each of the Board’s Committees.

Name	Audit	Compensation	Special Nominating
			JBS	Equity
Farha Aslam
Arquimedes A. Celis				X
Michael L. Cooper	X*	X		X
Charles Macaluso	X			X
Denilson Molina			X
Andre Nogueira de Souza		X	X
Gilberto Tomazoni		X*	X
Vincent Trius
Wallim Cruz De Vasconcellos Junior	X		X
Total meetings in 2019	4	1	None	1
* Committee Chair
The Company has no formal policy regarding the attendance of Directors at annual meetings of stockholders but encourages each Director to attend the annual meeting of stockholders. Six of our Directors who served on the Board at the time of our 2019 annual meeting of shareholders attended that meeting.
Committees of the Board of Directors
To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.
Audit Committee. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, discussion of significant accounting matters with management, overseeing our internal audit function and other risk assessment items and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the Nasdaq standards applicable to audit committee members and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable standards of Nasdaq and that Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee has an Audit

Committee Charter, which is available on our website www.pilgrims.com under the “Investor Relations - Governance” caption.
Compensation Committee. Our Compensation Committee reviews the remuneration policies and practices of our officers. For more information on the role of our Compensation Committee, see “Compensation Discussion and Analysis—Role of the Compensation Committee and Executive Officer in Compensation Decisions.”
In reliance on certain exemptions available to controlled companies under Nasdaq rules, the Compensation Committee does not have a Charter. For more information on this and the composition of our Compensation Committee, see “Controlled Company Exemption” below.
Special Nominating Committees. Under our Certificate of Incorporation, the Board has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee.
The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.
For so long as JBS and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS reasonably determines that such person (1) is unethical or lacks integrity or (2) is a competitor or is affiliated with a competitor of the Company. The Equity Directors must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule). Each of Mssrs. Cooper and Macaluso, two of our Equity Directors, currently satisfies each of these requirements as a member of the Audit Committee.
If JBS and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director under the Nasdaq listing standards,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.
Mr. Wallim Cruz De Vasconcellos Junior, one of our JBS Directors, currently satisfies each of these requirements as a member of the Audit Committee.
Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption.
Director Nomination Process
The Board and the Special Nominating Committees acknowledge the benefits of broad diversity throughout the Company, including at the level of the Board. Accordingly, as encouraged by the Board in the Governance Policies, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective on the Board, selecting Directors based upon, among other things, their integrity, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.
In addition, each of the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, whether as a JBS Director or Equity Director. Recommendations should be sent to Pilgrim’s Pride Corporation, Corporate Counsel, 1770 Promontory Circle, Greeley, Colorado 80634. Such recommendations must satisfy our bylaw requirements relating to director nominations, as described in “Stockholder Proposals for

2021 Annual Meeting of Stockholders.” The Special Nominating Committees utilize the same criteria for evaluating candidates regardless of the source of the referral (including stockholders).
Pursuant to the Governance Policies, the Board and the Special Nominating Committees from time to time review the experience and characteristics appropriate for board members and director candidates in light of the Board’s composition at the time and skills and expertise needed for effective operation of the Board and its committees. In identifying prospective director candidates, the Special Nominating Committees may use multiple sources, including their members’ contacts and referrals from other Directors, members of management, the Company’s advisors, executive search firms, and, in the case of the JBS Director nominees, employees of JBS and its affiliates. When considering director candidates, the Special Nominating Committees seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board's effectiveness. In connection with their annual evaluation of a slate of nominees, the Special Nominating Committees may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the JBS Director nominees and Equity Director nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Special Nominating Committees focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in Proposals 1 and 2. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the nomination by the JBS Nominating Committee and the Equity Nominating Committee of the JBS Director nominees named in Proposal 1 and the Equity Director nominees named in Proposal 2, respectively.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity addressed to the attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, any subset of its members or to any individual Director, as appropriate, depending on the facts and circumstances outlined in the communication.
Code of Business Conduct and Ethics and Corporate Governance Policies
Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption. We intend to disclose, if required, future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.
Controlled Company Exemption
We are a “controlled company” under the Nasdaq listing standards because JBS owns or controls over 50% of the voting power for the election of directors of the outstanding common stock as of the Record Date. Accordingly, we take advantage of certain exemptions from certain corporate governance requirements under Nasdaq rules, including the requirement to have a fully independent compensation committee with a charter and for Director nominations to be made or recommended to the Board solely by a group of independent Directors.
2019 DIRECTOR COMPENSATION
Our director compensation program provides that each non-employee Director will receive an annual cash retainer of $140,000, paid quarterly in arrears. Each non-employee Director will receive an RSU award with a value of $60,000 annually, calculated using a stock price to be determined as of the date of the Company’s annual meeting of stockholders which will vest in full upon termination of service with the Board of Directors. The Chairmen of the Audit Committee and Compensation Committee will also receive a $15,000 annual cash retainer and other members of those committees will also receive a $10,000 annual cash retainer per year. In addition, we provide reimbursement to our Directors for their reasonable expenses related to their service as members of the Board of Directors and any committees thereof.
The following table sets forth certain information with respect to our Director compensation for the fiscal year ended December 29, 2019. Gilberto Tomazoni, Andre Nogueira de Souza, Denilson Molina, Vincent Trius and William W. Lovette did not receive any compensation for their service as Directors. Compensation information for Mr. Lovette is set forth below under “Executive Compensation - Summary Compensation Table.”

Director	Fees Earned or Paid in Cash	Stock Awards(c)	All Other Compensation	Total
Farha Aslam(a)	$93,333	$60,000	$—	$153,333
David E. Bell(b)	46,667	—	—	46,667
Arquimedes A. Celis(a)	93,333	60,000	—	153,333
Michael L. Cooper	165,000	60,000	—	225,000
Charles Macaluso	150,000	60,000	—	210,000
Wallim Cruz De Vasconcellos Junior	150,000	60,000	—	210,000

(a)	Elected as a Director of the Board at the 2019 Annual Meeting and received a prorated annual cash retainer.

(b)	Dr. Bell ceased to be a Director effective as of the 2019 Annual Meeting.

(c)
Non-employee Directors were each granted 2,234 RSUs based on a May 1, 2019 grant date share price of $26.86. The dollar amounts represent the aggregate grant date fair value of stock awards granted during fiscal year 2019. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the assumptions discussed in Note 17 to our financial statements for the fiscal year ended December 29, 2019 included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2020 (the “Form 10-K”).

(d)	The following table provides a summary of the aggregate number of unvested RSUs outstanding for each of our Directors with RSUs in the table above as of December 29, 2019:

Director	Unvested RSUs Outstanding
Farha Aslam	2,234
Arquimedes A. Celis	2,234
Michael L. Cooper	5,020
Charles Macaluso	5,020
Wallim Cruz De Vasconcellos Junior	5,020

PROPOSAL 3. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our NEOs.
The “Say-on-Pay” vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any NEO and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.
At the 2019 annual meeting, approximately 92.6% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to NEOs. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our executive compensation principles and objectives in 2019 in response to the advisory vote of our stockholders.
We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company’s goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of each executive’s total compensation is tied not only to how well he performs individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. We also believe that equity incentives are aligned with our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. The vote on this proposal relates to the overall compensation of our named executive officers, as described in this proxy statement, pursuant to Item 402 of Regulation S-K of the SEC (namely, the CD&A, compensation tables and accompanying narrative disclosures found on pages 18 to 31). Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2020 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures, is hereby APPROVED in a non-binding vote.”
The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2021 annual meeting of stockholders.
The Board of Directors recommends that you vote “FOR” the approval of the advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

Compensation Committee

Gilberto Tomazoni, Chairman
Michael L. Cooper
Andre Nogueira de Souza

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following discusses the compensation for our NEOs for 2019:
•Mr. Jayson Penn, our CEO;
•Mr. Fabio Sandri, our Chief Financial Officer (“CFO”); and

•	Mr. William W. Lovette, our former CEO who retired from his role as CEO and President effective March 22, 2019.
The Company’s compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that:

•	incentive compensation should represent a significant portion of total compensation;

•	compensation should be performance-based;

•	incentive compensation should balance short-term and long-term performance;

•	compensation levels should be market competitive; and

•	superior performance should be rewarded.
In order to further these guiding principles, the key components of our compensation in 2019 included (1) cash compensation, in the form of base salaries and cash incentive compensation; (2) long-term equity compensation, in the form of restricted stock units (“RSUs”) that are earned, if at all, based on the achievement of financial performance metrics designed to reinforce our business objectives and restricted stock and RSUs that vest over time; and (3) other non-cash compensation, such as retirement, health and welfare benefits, and certain other limited perquisites and benefits.
The Compensation Committee believes a significant portion of the compensation to our NEOs should be performance-based. The Compensation Committee also believes that each NEO’s compensation should be balanced with long-term incentives. Accordingly, a significant portion of the compensation to our NEOs was awarded in the form of RSUs, which vest over time and in performance RSUs, which were earned when specific performance targets were met and vest ratably over a three-year period. The Compensation Committee believes these equity awards more closely align our NEOs’ incentives with the long-term interests of our stockholders, including growing our business and improving the Company’s profitability relative to its peers.
Additionally, the Company maintains the following policies and practices that support the Company’s “pay-for-performance” principles:

•
the prohibition of Company personnel, including the NEOs, from engaging in any short-term trading, speculative securities transactions, engaging in short sales, and buying or selling put options, call options or other derivative securities;

•	holding an annual say on pay advisory vote;

•	aligning our executive pay with performance, including by awarding performance based equity awards; and

•	our policy of not having any change-in-control payments or excise tax gross-ups.
Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In conducting its review, the Compensation Committee reviews information related to each NEO’s individual performance, total compensation, each of the components of compensation, and the Company’s performance. Our compensation principles and objectives did not significantly change in 2019.
Company Performance and Pay
The Compensation Committee has designed key elements of our executive compensation program to align pay with our performance. The Compensation Committee has structured the terms of our CEO and CFO compensation so that a significant amount of our NEO’s annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk”. The Compensation Committee’s compensation decisions for 2019 reflect the Company’s strong performance in multiple financial areas.
The Company’s specific 2019 achievements included the following, among others:

•	The Company achieved strong results relating to operating revenues of $11.4 billion, net income of $455.9 million, or $1.83 per diluted share and net cash provided by operations of $666.5 million.

•	As of our fiscal year ending December 29, 2019, the Company had $280.6 million of cash and cash equivalents.

•	The Company continued its efforts on cost reductions, more effective processes, training and its total quality management program.
For more information regarding our financial performance during fiscal year 2019, see our Annual Report on the Form 10-K.
Executive Compensation Principles, Policies and Objectives
The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and guiding the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:
Incentive compensation should represent a significant portion of total compensation. A significant portion of our executives’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives.
Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase.
Incentive compensation should balance short-term and long-term performance. Executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and RSUs.
Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace and the Compensation Committee therefore considers market compensation data compiled and prepared by management.
Superior performance should be rewarded. Outstanding achievement should be recognized. The Board and the Compensation Committee consider the Company’s strategies when identifying the appropriate incentive measures and when assigning individual goals and objectives to the NEO and evaluate the individual’s performance against those goals and objectives in setting compensation.
In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2019, the Compensation Committee believes that our CEO and CFO compensation is consistent with our performance and economic and competitive industry conditions, and equity incentives are aligned with our actions to grow our business and improve the Company’s profitability relative to similarly-situated companies.
Role of the Compensation Committee and Executive Officer in Compensation Decisions
The Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive and employee benefit plans. The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee’s objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our NEOs and works with our CEO to evaluate and approve compensation of our senior executives other than the CEO. Our CFO reports directly to our CEO who supervises the day to day performance of the CFO. Accordingly, the CEO evaluates the CFO’s individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our CEO and any recommendations of the Board of Directors with respect to non-CEO compensation. Neither the Compensation Committee nor Company management engaged a compensation consultant in 2019 for the purpose of determining or recommending the amount or form of executive compensation.
In determining the components of compensation, the Compensation Committee discusses strategic goals for our compensation program and considers the role of each of the elements of compensation in relationship to the overall pay mix. The Compensation Committee considers the total compensation targeted for each of the NEOs, individual and Company performance and the relationship between pay and performance. The Compensation Committee works with the CEO and the Company’s human resources representative who make recommendations consistent with the guidelines established by the Compensation Committee to each element of compensation of our executive officers. The Compensation Committee evaluates the total compensation packages for our senior executives after considering the recommendations of the CEO and the Company’s human resources representative and evaluating the competitive market for executive talent, the Company’s performance relative to its competitors and the past compensation paid to each of our NEOs. The CEO does not make recommendations or participate in the Compensation Committee’s process for establishing the compensation of the CEO.
In 2019, the Compensation Committee used a competitive market study prepared by Arthur J. Gallagher & Co. (“Gallagher”) that compared the compensation of the NEOs against two data sources:

•	a group of similarly-situated public companies; and

•	a survey of Russell 3000 index companies, sorted by size and industry.
The Compensation Committee used the Gallagher study in considering the market competitiveness of our executive compensation program, but did not use the Gallagher study for benchmarking or in setting executive compensation targets or levels. Further, Gallagher did not provide any advice to the Compensation Committee or management of the Company with respect to executive compensation decisions. Gallagher was engaged by the Company and the Gallagher study was prepared in 2017 at the direction of the Company. For 2019, the Compensation Committee reviewed the Gallagher study in considering the market competitiveness of our executive compensation program.
If the Compensation Committee determines that there is a misalignment in pay for performance or if the compensation of the NEOs is not appropriately aligned with the competitive market, the Committee may determine, in its discretion, to provide additional compensation to our NEOs in the form of cash or equity or combination thereof. The Compensation Committee believes that discretionary awards, where warranted, can be effective in motivating, rewarding and retaining our NEOs. For additional information, see “Additional Equity Awards” below.

Say-on-Pay
At the annual meeting of our stockholders held on April 28, 2017, our stockholders recommended in an advisory vote and the Compensation Committee subsequently approved that the Company holds an advisory vote on the compensation of the Company’s NEOs annually. At the annual meeting of our stockholders held on May 1, 2019, approximately 92.6% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to our NEOs. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2019 in response to the advisory vote of our stockholders.
Compensation to our new Chief Executive Officer
On April 30, 2019, the Compensation Committee recommended, and the Board approved, Mr. Penn’s compensation package as the CEO and President of the Company. As described below, for 2019, our CEO was provided an annual base salary of $900,000, an annual cash bonus pursuant to the Short-Term Management Incentive Plan (the “STIP”), a grant of 100,000 time vesting RSUs, and performance based equity grants under our long term equity incentive programs. Additionally, Mr. Penn is eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers. For information about our employment agreement with Mr. Lovette, please see “Compensation Discussion & Analysis - William W. Lovette Transition and Separation Agreement” below.
Components of Compensation
The principal components of compensation for our NEOs were as follows:

•	base salary;

•	bonuses, including annual cash incentive compensation;

•	long-term incentive compensation, including awards of RSUs earned based on the achievement of performance goals, time-vested restricted stock and RSUs;

•	retirement, health and welfare benefit plans; and

•	certain limited perquisites and other personal benefits.
Base Salary
We provide our NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases thereto are determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the CEO, the recommendations of the CEO. During fiscal year 2019, our Compensation Committee approved an increase in the annual base salary of Mr. Penn (from $735,000 to $900,000) in connection with his appointment as CEO in March 2019 and an increase in the annual base salary of Mr. Sandri (from $492,000 to $550,000) in connection with an annual merit increase.
Annual Cash Incentive Compensation
Short-Term Management Incentive Plan
The Compensation Committee currently administers the STIP, which provides for the grant of annual incentive awards payable upon achievement of specified performance goals. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company’s common stock, or in any combination of cash and common stock. For fiscal year 2019, all STIP awards were paid to NEOs in cash. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion.
2019 STIP Goals. As part of developing the Company’s compensation strategy for the fiscal year ended December 29, 2019, the Compensation Committee established annual performance goals and target payout amounts for our NEOs under the STIP based on income (loss) before income taxes as a percentage of the Company’s net revenues (“PBT Margin”). The Compensation Committee chose to utilize PBT Margin, as determined based on the Company’s audited financial statements and accounting principles generally accepted in the U.S. (“U.S. GAAP”) as applied on a consistent basis by the Company, in setting performance goals and target payout amounts because PBT Margin has a higher correlation to cash flow and liquidity than EBITDA and because it aligns with the Company’s goals of driving overall operational results.
For fiscal year 2019, the Compensation Committee established the following PBT Margins for our NEOs:

PBT Margin	CEO Bonus as a % of Base Salary	CFO Bonus as a % of Base Salary
2% (Threshold)	25%	25%
3%	50%	50%
4%	75%	75%
5% (Target)	100%	100%
6%	125%	125%
7%	150%	150%
8%	175%	175%
9%	200%	200%
Greater than 10%	200% plus 1.0% of the excess PBT above 10%	200% plus 0.2% of the excess of PBT above 10%
For Mr. Sandri, in addition to the Company PBT Margin performance goal, the Compensation Committee also considered the following individual performance goals: (1) reduction in working capital; (2) capital expenditures effectiveness; (3) gap closing and synergies; (4) shared services performance; (5) selling, general and administrative actual to budget; (6) improvement in EBIT and (7) optimization of capital structure. Mr. Sandri’s individual performance goal achievement for 2019 totaled 99.6%.
2019 STIP Awards. For purposes of the NEOs’ bonuses pursuant to the STIP, the PBT Margin for 2019 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and U.S. GAAP as applied on a consistent basis by the Company. Following the end of 2019, the Compensation Committee determined the Company’s PBT Margin for 2019, which totaled 5%. The Compensation Committee did not include Tulip’s results in the STIP calculation for fiscal year 2019.
Consequently, after a review of the PBT Margin for 2019 and the individual performance goals for Mr. Sandri described above, the Compensation Committee awarded Mr. Penn a cash bonus of $863,836 and Mr. Sandri a cash bonus of $507,125 under the 2019 STIP.
Long-Term Incentive Compensation
The Company maintains the 2019 Long-Term Incentive Plan (which replaced the 2009 Long-Term Incentive Plan, and together are referred to herein as the “Plan”), which is administered by the Compensation Committee. The 2019 Long-Term Incentive Plan was approved by our stockholders at the 2019 Annual Stockholders Meeting and replaced the 2009 Long-Term Incentive Plan, which expired on December 28, 2019 pursuant to its terms.
Free Cash Flow Long-Term Incentive Program
On April 30, 2019, the Compensation Committee adopted the Free Cash Flow Long-Term Incentive Program (the “FCF Program”) under the Plan. The purpose of the FCF Program is to improve retention and performance and incentivize the long-term results of the Company to achieve the best cash flow. Under the FCF Program, participants received target performance stock units (“PSUs”) that will be settled into RSUs upon the achievement of free cash flow performance targets on a cumulative basis over the three-year performance period from January 1, 2019 to December 31, 2021. The FCF Program will pay out between 25% to 150% of the target number of PSUs determined at grant and the dollar value of outstanding PSUs will fluctuate with the Company’s stock price. Following the three-year performance period ending December 31, 2021, the earned PSUs will vest ratably over a three-year service period and settle on July 1, 2022, July 1, 2023 and July 1, 2024. Both Mr. Penn and Mr. Sandri are participants in the FCF Program. The target award for Mr. Penn and Mr. Sandri is 250,000 and 120,000 PSUs, respectively.
The free cash flow actual level of performance achievement is as follows:

Free cash flow performance achievement(a)	Pay out or vest % of target PSUs
at or above $1.75 billion	150%
at $1.5 billion	100%
at $1.25 billion	50%
at $1.0 billion	25%

(a)
Free cash flow is the reduction in the Company’s net debt excluding material acquisitions and all associated financial impact and offset by any issued dividends. The amounts in this table are aggregated over a three-year period. There will be no proration between achievement levels and all PSUs will be forfeited if free cash flow is below $1.0 billion.

The Company’s cumulative free cash flow for the fiscal year 2019 amounted to $330.0 million. For more information, see “Reconciliation of GAAP Information to Non-GAAP Financial Measure” on page 49.
2019 Long-Term Incentive Program
For fiscal year 2019 compensation, the Compensation Committee adopted the 2019 Long-Term Incentive Program (the “2019 Program”) under the Plan. Grants under the 2019 Program were made to our NEOs in January 2019. The purpose of the 2019 Program is to demonstrate improvement against our competitors in the industry. Under the 2019 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2019 Program. Following the one-year performance period ending December 27, 2020, the RSUs that are earned will vest ratably over a three-year service period and settle on December 31, 2021, December 31, 2022 and December 31, 2023. When each RSU vests, it converts to one share of the Company’s common stock. Both our CEO and CFO participated in the 2019 Program.
Performance Metrics for 2019 Program. The Compensation Committee selected performance goals for the 2019 Program to measure the Company’s profitability as compared to the profitability of specified competitors in the Company’s three geographic business segments—the U.S., Mexico and the U.K. and Europe.

•
U.S. Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the U.S. business segment is earnings before interest and taxes (“EBIT”) per processed pound, which is calculated as EBIT divided by the pounds of chicken products produced over the same period. The Compensation Committee selected a performance goal that compared EBIT per processed pound generated by our U.S. geographic business segment in 2019 to the average EBIT per processed pound generated in 2019 by the 21 U.S. poultry companies reported by Agri Stats, Inc, (the “Agri Stats Survey”).

•
Mexico Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the Mexico geographic business segment is EBIT margin, which is calculated as EBIT divided by net sales. The Compensation Committee selected a performance goal that compared EBIT margin generated by our Mexico geographic business segment in 2019 to the EBIT margin generated by Industrias Bachoco S.A.B. de C.V. in 2019, a regional competitor.

•
U.K. and Europe Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the U.K. and Europe geographic business segment is EBIT margin, which is calculated as EBIT divided by net sales. The Compensation Committee selected a performance goal that compared EBIT margin generated by our U.K. and Europe geographic business segment to the average EBIT margin generated by three regional competitors in 2019: 2 Sisters Food Group Limited, Cranswick plc, and Scandi Standard AB.

The Compensation Committee did not include Tulip’s results in the U.K. and Europe geographic business segment’s EBIT margin for fiscal year 2019.
In evaluating the selection of the specified key competitors identified above, the Compensation Committee considered the financial comparative appropriateness of the Company’s competitors in Mexico and the U.K. and Europe. The Compensation Committee chose the EBIT metric under the Agri Stats Survey and the EBIT metric for Mexico and the U.K. and Europe because they provide a direct link between NEO’s compensation and company performance, assessed in light of relevant peer companies and any positive and negative adjustments for unexpected market conditions.
2019 Program Grants. In January 2019, Mr. Penn and Mr. Sandri were granted performance-based awards under the 2019 Program that would be settled for RSUs if the awards were earned. The target award for Mr. Penn was 50,223 RSUs and for Mr. Sandri was 27,902 RSUs. Each of the NEOs is entitled to receive a weighted percentage of his target award based on the Company’s achievement in each geographic business segment as follows:

Geographic Segment	Geographic Segment Weighted %	Performance Measure
U.S.	70%	EBIT per processed pound (in cents) as reported in the Agri Stats Survey
Mexico	15%	Percent performance of the Company’s EBIT margin relative to selected competitor’s reported results for fiscal year 2019
U.K. and Europe	15%	Percent performance of the Company’s EBIT margin relative to selected competitors’ reported results for fiscal year 2019
For the 2019 Program, the Compensation Committee set the target level of performance of the Company’s U.S. operations at the average set forth in the Agri Stats Survey, or two cents per processed pound. For the determination of percent performance of the Company relative to its competitor in Mexico, the Compensation Committee set the target level of performance at 4.50% higher than the reported EBIT margin of the Company’s competitor based on historical performance and expectations for fiscal year 2019 performance. For the determination of percent performance of the Company relative to its competitors in the U.K. and Europe, the Compensation Committee set the target level of performance at 1.25% higher than the reported average EBIT margin of the Company’s competitors based on historical performance and expectations for fiscal year 2019 performance. The Compensation Committee believes that these performance targets establish rigorous performance goals in each geographic business segment that are aligned with the Company’s short- and long-term operating and financial objectives.
The following table sets forth the performance targets for the 2019 Program grants:

	Payout Percentages(c)
Geographic Segment	50%	75%	100%	125%	150%
U.S.(a)	1.50	1.75	2.00	2.25	2.50
Mexico(b)	3.50%	4.00%	4.50%	5.00%	5.50%
U.K. and Europe(b)	0.75%	1.00%	1.25%	1.50%	1.75%

(a)
EBIT per processed pound performance target (in cents). The payout percentage is determined by comparing the EBIT per processed pound achieved by the Company’s U.S. operations in fiscal year 2019 to the EBIT per processed pound performance targets set forth in the table above.

(b)
Target positive percentage point differential in EBIT margin performance relative to competitors. The percentage point differential is determined by comparing the EBIT margin in fiscal year 2019 of the Company’s operations in Mexico or the U.K. and Europe, respectively, to the selected competitor or competitors’ EBIT margin or average EBIT margin, respectively, and calculating the percentage point differential between the two EBIT margins. If a positive percentage point differential is achieved by the Company’s Mexico operations or the U.K. and Europe operations, then the payout percentage with respect to such achievement is determined by comparing such percentage point differential achieved for fiscal year 2019 to the percentage point differential targets set forth with respect to each geographic segment in the table above.

(c)	Payout percentage is a percentage of the target award corresponding to the achieved target set forth in the table.

Each NEO is entitled to receive a number of RSUs under the 2019 Program calculated as the approved target award for each NEO multiplied by the weighted average payout amount determined by the level of payout achievement for each geographic segment. The payout achievement for the 2019 Program was calculated as follows:

Geographic Segment	Actual Performance	2019 Payout Achievement(a)	Geographic Segment Weighted %	Weighted Average Payout(b)
U.S.	2.96 Cents Per Processed Pound	150%	70%	105.00%
Mexico	2.60% higher than the reported EBIT margin of competitor	0%	15%	0.00%
U.K. and Europe	0.78% higher than the reported EBIT margin of competitors	50%	15%	7.50%
Total Payout Achievement				112.50%

(a)	Payout achievement was the payout percentage achieved for each geographic segment in 2019.

(b)	The weighted average payout is determined by the payout achievement multiplied by the geographic segment weighted percentage.
On February 20, 2020, the Compensation Committee determined that the performance conditions pertaining to the 2019 Program target awards were achieved at 112.5% of the approved 2019 Program targets, which resulted in 56,501 and 31,390 RSUs awarded to Mr. Penn and Mr. Sandri, respectively, which will vest ratably over a three-year service period.
2020 Long-Term Incentive Program
For fiscal year 2020 compensation, the Compensation Committee adopted the 2020 Long Term Incentive Program (the “2020 Program”) under the Plan. Grants under the 2020 Program were made to our NEOs in January 2020, and following a one-year performance period ending December 27, 2020, RSUs that are earned based on 2020 performance will vest ratably over a three-year service period and settle on December 31, 2021, December 31, 2022 and December 31, 2023.
Additional Equity Awards
In April 2019, the Compensation Committee recommended, and the Board approved a grant of 100,000 time vesting RSUs to Mr. Penn as part of his compensation package in connection with his appointment as President and CEO of the Company and 100,000 RSUs to Mr. Sandri in recognition of his substantial leadership role in the Company considering Mr. Lovette’s transition from his positions as CEO and President of the Company to senior advisor to the Board on March 22, 2019. These RSUs will vest on July 1, 2020.
In December 2018, Mr. Sandri was granted 100,000 RSU that vested on July 1, 2019. In February 2018, Mr. Lovette and Mr. Sandri were granted 200,000 RSU and 80,000 RSU, respectively, that vested on January 1, 2019. These grants of RSUs were made to align their compensation with the market based on public information from competitors.
Retirement, Health and Welfare Benefit Plans
401(k) Salary Deferral Plan. Our NEOs receive no special employee benefits. During 2019, our NEOs were eligible to participate on the same basis as other employees in the Company’s 401(k) salary deferral plan (the “401(k) Plan”). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2019. We do not have any other pension plan for our NEOs. In 2019, our CEO and CFO participated in the 401(k) Plan.
Nonqualified Deferred Compensation. The Company sponsors the Pilgrim’s Pride Corporation 2017 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes our NEOs and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 80% of their annual cash bonus payment as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. Under the Deferred Compensation Plan, the Company may make additional matching contributions at its discretion and currently makes a matching contribution of up to 40% on the first 3% of pay. In 2019, Mr. Sandri was the only NEO who participated in the Deferred Compensation Plan.
Health and Welfare Benefit Plans. The Company also provides a variety of health and welfare benefit plans to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our NEOs generally are eligible for the same benefit programs on the same basis as our other domestic employees.
Perquisites and Other Personal Benefits
The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee considers all and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our executive officers. During 2019, our NEOs were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other U.S. employees. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce our NEOs to remain with the Company.
Severance Plan
The Company maintains the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”) which provides severance payments to eligible employees if employment was terminated “without cause”. The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, an NEO is entitled to receive as severance pay an amount equal to: 16 weeks of base pay plus two weeks of base pay per year of service in excess of two years up to a maximum of 52 weeks of base pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of base pay in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs.
Consistent with the Company’s compensation policy, the terms of each NEO’s compensation do not provide for any change-in-control or retirement arrangements other than the vesting of RSUs granted to them under the Plan under certain circumstances in the case of a “change-in-control.” See the “2019 Potential Payments Upon Termination or Change-in-Control” table for additional information regarding the severance payable to our NEOs.
William W. Lovette Transition and Separation Agreement
On March 22, 2019, Mr. Lovette retired from his positions as CEO and President. Mr. Lovette remained employed with the Company as a senior advisor to the Board of Directors and no longer served as an executive officer. In connection with Mr. Lovette’s new role as senior advisor, the Company and Mr. Lovette entered into a Transition Employment and Separation Agreement (the “Transition and Separation Agreement”) setting forth principal terms for Mr. Lovette to resign his role as CEO and President effective March 22, 2019 (the “Transition Date”) and transition to a senior advisor. Mr. Lovette’s advisory role will include general support as is reasonably requested by the Board of Directors. Mr. Lovette will have no ability or authority to bind the Company in any capacity.
Under the Transition and Separation Agreement, Mr. Lovette’s employment with the company will terminate on July 31, 2020 (the “Separation Date”) unless it is otherwise earlier terminated by death, disability, resignation or notice of termination by the Company. In addition, pursuant to the Transition and Separation Agreement, Mr. Lovette

forfeited his right to all cash and equity awards that were not vested as of the March 22, 2019, but is entitled to receive cash compensation in the amount of $15,000,000 payable as follows: (1) $25,000 on the first payroll date of each full month from March 22, 2019 through and including July 31, 2020, and (2) in two equal installments of $7,300,000 on each of July 31, 2019 and July 31, 2020 (the “Transition Payments”). In addition, subject to certain conditions, Mr. Lovette will be entitled to receive severance payments including (1) a lump sum payment in the amount of any unpaid Transition Payments, payable after the Separation Date, described above; (2) payments totaling $1,000,000 annually in regular payroll installments for a two-year period following July 31, 2020 or such earlier Separation Date as defined in the Transition and Separation Agreement; and (3) reimbursements of COBRA premiums in excess of the required employee contribution level for the 18 months following the separation as provided in the Transition and Separation Agreement or until Mr. Lovette becomes eligible to participate in another employer’s group health plan (collectively, the “Severance Payments”). Mr. Lovette will not be entitled to any Severance Payments if, prior to July 31, 2020, he resigns voluntarily or is terminated for cause. Both the Transition Payments and the Severance Payments are subject to Mr. Lovette’s compliance with certain restrictive covenants, including confidentiality, non-disparagement, non-competition, non-solicitation and non-recruitment covenants.
Policy on Hedging
The Company strongly discourages directors, officers and employees from engaging in hedging and monetization transactions with respect to Company securities. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of the Company’s securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. Any director, officer or employee wishing to enter into such an arrangement must first obtain pre-clearance from the Company’s CFO. However, if any hedging transaction is considered a short-sale under Company policy, then it is prohibited.
Policy on Pledging
The Company also strongly discourages directors, officers and employees from holding Company securities in a margin account or pledging such securities as collateral. Consequently, any director, officer or employee wishing to enter into such an arrangement must first obtain pre-clearance from the CFO.
EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes compensation paid to or earned by our NEOs for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)	All Other Compensation(d) ($)		Total ($)
Jayson Penn(a) Current CEO and President	2019	859,385	—	2,691,000	863,836	4,122		4,418,343
Fabio Sandri	2019	507,615	—	2,691,000	507,125	11,075		3,716,815
CFO	2018	475,654	—	3,978,477	113,424	20,901		4,588,456
	2017	421,923	—	—	983,946	15,712		1,421,581
William W. Lovette(a)	2019	247,308	—	—	—	7,528,428	(e)	7,775,736
Former CEO and President	2018	1,000,000	—	6,079,253	250,000	75,843		7,405,096
	2017	1,000,000	—	—	2,897,000	4,065		3,901,065

(a)
On March 22, 2019, Mr. Penn succeeded Mr. Lovette as CEO and President of the Company. Mr. Lovette is currently the senior advisor to the Board of Directors pursuant to his Transition and Separation Agreement with the Company. Mr. Penn previously served as Executive Vice President and President of Pilgrim’s USA.

(b)
The dollar amounts represent the aggregate grant date fair value of stock awards granted during each of the years presented. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 17 to the Form 10-K. For the awards subject to performance conditions, the grant date fair value is based upon the probable outcome of such conditions. As of the grant date, the performance conditions for the equity granted in 2019 under the FCF Program and the 2019 Program were not deemed probable of achievement and, therefore, these awards were not included in the above table. Assuming the highest level of performance conditions will be achieved, the aggregate grant date fair value of the equity granted under the FCF Program would be

$10,091,250 and $4,843,800 for Mr. Penn and Mr. Sandri, respectively, and the aggregate grant date fair value of the equity granted under the 2019 Program were $1,240,767, $689,319 and $2,067,940 for Mr. Penn, Mr. Sandri and Mr. Lovette, respectively. Pursuant to the Transition and Separation Agreement, Mr. Lovette forfeited his right to all awards that were not vested as of the March 22, 2019. For more information regarding these awards see “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation.”

(c)
Reflects annual incentive cash compensation earned for each fiscal year of service pursuant to the STIP. See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation” for a discussion of the performance metrics related to these STIP awards.

(d)	The “All Other Compensation” column includes the following items of compensation:

Name	Year	Group-term life insurance ($)	Long-term disability premium ($)	Company 401(k) Match ($)	Deferred Compensation Plan Contributions ($)	Allowances ($)	Use of Aircraft(1) ($)	Total ($)
Jayson Penn	2019	1,242	—	1,680	—	1,200	—	4,122
Fabio Sandri	2019	799	543	1,680	7,453	600	—	11,075
	2018	765	371	1,650	17,515	600	—	20,901
	2017	669	—	2,297	12,146	600	—	15,712
William W. Lovette	2019	—	543	1,885	—	1,000	—	3,428
	2018	2,322	543	—	—	1,200	71,778	75,843
	2017	2,322	543	—	—	1,200	—	4,065
(1)The Company provided Mr. Lovette personal use of Company-owned aircraft.

(e)
Amount includes Mr. Lovette’s compensation for 2019 under the Transition and Separation Agreement as described in “Compensation Discussion and Analysis - William W. Lovette Transition and Separation Agreement” above.

Grants of Plan-Based Awards for Fiscal Year 2019

	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units(c) (#)	Grant Date Fair Value of Stock Awards ($)
Name	Type	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jayson Penn	STIP		215,959	863,836	1,727,672	—	—	—	—	—
	2019 Program	01/07/2019	—	—	—	25,112	50,223	75,335	—	—
	Time vesting	04/30/2019	—	—	—	—	—	—	100,000	2,691,000
	FCF Program	04/30/2019	—	—	—	62,500	250,000	375,000	—	—
Fabio Sandri	STIP		127,291	509,162	1,018,324	—	—	—	—	—
	2019 Program	01/07/2019	—	—	—	13,951	27,902	41,853	—	—
	Time vesting	04/30/2019	—	—	—	—	—	—	100,000	2,691,000
	FCF Program	04/30/2019	—	—	—	30,000	120,000	180,000	—	—
William W. Lovette(d)	2019 Program	01/07/2019	—	—	—	41,853	83,705	125,558	—	—

(a)
The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP, as determined by the Compensation Committee. For more information, see “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.” Actual payments were made in fiscal 2020 and the amounts were reported the Summary Compensation Table above.

(b)
Reflects the grants under the 2019 Program and FCF Program. As described above, as of the date of grant, the performance conditions for these awards were not deemed probable of achievement. For more information, see “Compensation Discussion and Analysis - Long Term Incentive Compensation.”

(c)
The amounts reported in these columns reflect time-based equity grants awarded to Mr. Penn and Mr. Sandri. For more information, see “Compensation Discussion and Analysis - Components of Compensation - Additional Equity Awards.”

(d)
Pursuant to the Transition and Separation Agreement, Mr. Lovette forfeited his right to all awards that were not vested as of March 22, 2019. See “Compensation Discussion and Analysis - William W. Lovette Transition and Separation Agreement.”

Penn and Sandri Employment Terms
Mr. Penn and Mr. Sandri does not have a written employment agreement with the Company. For more information regarding compensation to our NEOs during fiscal year 2019 and the terms of our equity awards, see “Compensation Discussion and Analysis - Components of Compensation” and “Compensation Discussion and Analysis - Long Term Incentive Compensation.”

Outstanding Equity Awards at December 29, 2019

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(b) (#)	Market Value of Shares or Units of Stock That Have Not Vested(c) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c) ($)
Jayson Penn	122,358	4,034,143	300,223	9,898,352
Fabio Sandri	116,203	3,831,213	147,902	4,876,329
William W. Lovette(a)	—	—	—	—

(a)	Mr. Lovette retired from his positions of CEO and President effective as of March 22, 2019. Mr. Lovette forfeited his right to all equity awards that were not vested as of the date of his retirement.

(b)	Consists of the following outstanding shares of our restricted stock:

Name	Award	Grant Date	Shares Outstanding	Vesting
Jayson Penn	Time vesting	03/01/2018	8,494	Vests in equal installments on 12/31/2019 and 12/31/2020
	2018 LTIP	03/01/2018	13,864	Vests ratably over three years in equal installments on 12/31/2019, 12/31/2020 and 12/31/2021
	Time vesting	04/30/2019	100,000	07/01/2020
			122,358
	2019 LTIP	01/07/2019	50,223	Vests ratably over three years in equal installments on 12/31/2020, 12/31/2021 and 12/31/2022
	FCF Program	04/30/2019	250,000	Vests ratably over three years in equal installments on 07/01/2022, 07/01/2023 and 07/01/2024
			300,223

Fabio Sandri	Time vesting	03/01/2018	6,796	Vests in equal installments on 12/31/2019 and 12/31/2020
	2018 LTIP	03/01/2018	9,407	Vests ratably over three years in equal installments on 12/31/2019, 12/31/2020 and 12/31/2021
	Time vesting	04/30/2019	100,000	07/01/2020
			116,203
	2019 LTIP	01/07/2019	27,902	Vests ratably over three years in equal installments on 12/31/2020, 12/31/2021 and 12/31/2022
	FCF Program	04/30/2019	120,000	Vests ratably over three years in equal installments on 07/01/2022, 07/01/2023 and 07/01/2024
			147,902

(c)	Values determined based on December 29, 2019 closing market price of our common stock of $32.97 per share.
Stock Vested in Fiscal Year 2019
The following table provides information regarding shares that vested during fiscal 2019 of our NEOs:

	Stock Awards(a)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(b) ($)
Jayson Penn	184,248	3,933,686
Fabio Sandri	183,398	3,920,503
William W. Lovette	212,745	3,299,675

(a)	Reflects the vesting of equity awards during fiscal year 2019, as further described below:

Name	Award	Shares	Date of Vesting
Jayson Penn	Time vesting	80,000	01/01/2019
	Time vesting	4,248	12/31/2018
	Time vesting	100,000	07/01/2019
		184,248

Fabio Sandri	Time vesting	80,000	01/01/2019
	Time vesting	3,398	12/31/2018
	Time vesting	100,000	07/01/2019
		183,398

William W. Lovette	Time vesting	200,000	01/01/2019
	Time vesting	12,745	12/31/2018
		212,745

(b)	Reflects the aggregate market value of shares of our common stock vested on the applicable dates of vesting.
Nonqualified Deferred Compensation for Fiscal Year 2019
The following table sets forth information regarding the deferral of components of our NEOs’ compensation on a basis that is not tax-qualified for the fiscal year 2019:

Name	Executive Contributions in Last Fiscal Year(a) ($)	Registrant Contributions in Last Fiscal Year(b) ($)	Aggregate Earnings (Loss) in Last Fiscal Year(c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jayson Penn	—	—	—	—	—
Fabio Sandri	18,631	7,453	22,015	(36,483)	126,207
William W. Lovette	—	—	—	—	—

(a)
Amounts in this column for the Deferred Compensation Plan represent salary deferrals pursuant to the Deferred Compensation Plan and are included in the “Salary” amounts in the Summary Compensation Table above.

(b)
Amounts in this column for the Deferred Compensation Plan represent company-matching awards pursuant to the Deferred Compensation Plan and are included in the “All Other Compensation” amounts in the Summary Compensation Table above. For 2018 and 2017, Mr. Sandri received $17,515 and $12,146 in matching contributions, respectively, and as a result, these sums were included as compensation in the Summary Compensation Table in previous years for the year earned, as applicable.

(c)	There were no above-market or preferential earnings with respect to any deferred compensation balances.
2019 Potential Payments Upon Termination or Change-in-Control
The information below describes certain compensation that would be paid to our NEOs in the event of a termination of their respective employment with the Company or under certain circumstances in the event of a change-in-control of the Company as of the last business day of fiscal year 2019. Our NEOs would not receive any payments or benefits upon termination for cause. The Company also has no arrangements under which the NEOs would receive any payments or benefits upon a change-in-control of the Company other than immediate vesting under certain circumstances of RSUs granted to the NEOs under the Plan.

Named Executive Officer / Element of Compensation	Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability ($)	Change-in-Control ($)
Jayson Penn
Severance payment(a)	—	510,577	—
Self-insured payments(b)	311,538	—	—
Immediate vesting of RSUs(c)	—	—	13,932,495
Total for Mr. Penn	311,538	510,577	13,932,495

Fabio Sandri
Severance payment(a)	—	306,731	—
Self-insured payments(b)	190,385	—	—
Immediate vesting of RSUs(c)	—	—	8,707,542
Total for Mr. Sandri	190,385	306,731	8,707,542

William W. Lovette
Severance payment(d)	—	9,475,000	—
Self-insured payments(b)	346,154	—	—
Immediate vesting of RSUs(c)	—	—	—
Total for Mr. Lovette	346,154	9,475,000	—

(a)	Calculated pursuant to the Severance Plan, as described in the Compensation and Discussion Analysis.

(b)
The amount reflect lump-sum payments to be made by the Company in case of termination due to short-term disability. For termination due to long-term disability, Mr. Sandri and Mr. Lovette would also receive approximately $15,000 per month in long-term disability payments from third-party insurers. For termination due to death, the estates of Mr. Penn, Mr. Sandri and Mr. Lovette would receive $500,000, $550,000 and $500,000, respectively, from third-party insurers.

(c)
If a change-in-control occurs and the equity awards are not converted, assumed or replaced by a successor entity, then immediately prior to the change-in-control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. At December 29, 2019, Mr. Penn and Mr. Sandri held 422,581 and 264,105 unvested RSUs that will vest immediately when a change-in-control occurs. The amount represents the closing price of the Company’s common stock on the last trading day of the fiscal year ended December 29, 2019 of $32.97. Mr. Lovette retired from his positions as CEO and President on March 22, 2019 and forfeited his right to all equity awards that were not vested as of that date.

(d)
Under the Transition and Separation Agreement, if Mr. Lovette’s employment ends without cause, he will be entitled to receive severance payments including (1) a lump sum payment in the amount of any unpaid Transition Payment and (2) payments totaling $1,000,000 annually in regular payroll installments for a two-year period following the Separation Date with payment commencing 60 days following the date of termination. The amount assumes that such a termination of employment occurred on December 29, 2019. For more information of Mr. Lovette’s Transition and Separation Agreement see “Compensation Discussion and Analysis - William W. Lovette Transition and Separation Agreement”.

CEO Pay Ratio for Fiscal Year End 2019
Pay Ratio
Our CEO to median employee pay ratio has been calculated in accordance with SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and in a manner consistent with Item 402(u) of Regulation S-K. For purposes of this CEO Pay Ratio Disclosure, we annualized Mr. Penn’s compensation as if he had served as CEO for the entire year, which resulted in annual total compensation of $4,492,122 and represents his compensation disclosed in the Summary Compensation Table above, plus the additional base salary that would be earned for CEO service from the beginning of our fiscal year 2019. The median Pilgrim’s Pride employee’s annual total compensation in 2019 was $22,600, calculated using the same methodology as used in the calculation of the Summary Compensation Table, consisting of base salary, bonus, stock awards, non-equity incentive plan compensation and nonqualified deferred compensation earnings, and all other compensation. As a result, the ratio of Mr. Penn’s 2019 annual total compensation to the median employee’s 2019 annual total compensation was 199:1.
Identification of Median Employee
For purposes of identifying the median Pilgrim’s Pride employee, we evaluated all employees, other than Mr. Penn, employed by Pilgrim’s Pride as of December 29, 2019 and calculated each such employee’s total cash compensation as of December 29, 2019. Total cash compensation consists of annual base pay, annual wages (not including overtime), and target incentive compensation and bonuses at 100% of bonus opportunity. We did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. The total compensation of each employee other than Mr. Penn was then ranked lowest to highest to identify the median employee for 2019.
COMPENSATION RISKS
The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2019, the Company’s compensation programs were designed to provide the following:

•	elements that balance short-term and long-term compensation;

•	for our executive officers, incentive compensation that rewards performance-based on Company performance; and

•	compensation with fixed and variable components.
As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.
The Company also believes that its compensation program does not encourage excessive risk taking because the above compensation elements coupled with equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of the NEOs’ total compensation is performance-based and tied to the profitability of the Company. Specifically, in 2019, each of Mr. Penn and Mr. Sandri were eligible to receive an annual cash bonus payable based on the Company’s PBT Margin. Additionally, Mr. Penn and Mr. Sandri each has been granted equity awards and currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that the NEOs’ beneficial ownership of Pilgrim’s Pride common stock, which encourages long-term focus on sustainable performance, aligns their interests with those of our stockholders. For 2019, approximately 66.3% and 65.6% of the total target compensation of our CEO and our CFO, respectively, was “at risk,” or dependent upon both the Company’s and the individual’s performance.
Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2019, the members of the Compensation Committee were Michael L. Cooper, Gilberto Tomazoni, and Andre Nogueira de Souza. No member of the Committee was, during 2019, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2019. See “Related Party Transactions - Reportable Transactions” for additional information on the Company’s transactions with JBS.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and Directors, and persons who own more than ten percent of our common stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the

SEC. Based on a review of such reports filed with the SEC during the most recent fiscal year, our internal records and any written representations from Reporting Persons, we believe that the Reporting Persons complied with all Section 16(a) filing requirements, except as follows, due to administrative oversight: in 2020, (i) Mr. Penn filed a late Form 4 reporting that he earned 56,501 RSUs, all of which are currently subject to time-vesting over three years; (ii) Mr. Sandri filed (a) a late Form 5 reporting that he was granted 10,194 RSUs, one-third of which are currently subject to time-vesting, and that he earned 9,407 RSUs, two-thirds of which are currently subject to time-vesting, and (b) a late Form 4 reporting that he earned 31,390 RSUs, all of which are currently subject to time-vesting over three years; and (iii) Mr. Lovette filed a late Form 5 reporting that he (a) was granted 38,236 RSUs (two-thirds of which he forfeited upon retirement in 2019) and (b) earned 29,708 RSUs (all of which he forfeited upon retirement).
SECURITY OWNERSHIP
The following table sets forth certain information with respect to the beneficial ownership of our common stock by (1) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (2) each of our Directors and Director nominees; (3) our NEOs; and (4) all of our current Directors and executive officers as a group. The information below is provided as of March 10, 2020, unless otherwise indicated below.

Name and Beneficial Owner(a)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS Wisconsin Properties, LLC(b)	195,445,936	78.42%	78.42%
Jayson Penn(c)	279,101	*	*
Fabio Sandri	377,354	*	*
William W. Lovette(c)(d)	504,974	*	*
Farha Aslam	2,234	*	*
Arquimedes A. Celis	2,234	*	*
Michael L. Cooper	5,020	*	*
Charles Macaluso	5,020	*	*
Denilson Molina	—	*	*
Gilberto Tomazoni	—	*	*
Vincent Trius	—	*	*
Wallim Cruz De Vasconcellos Junior	5,020	*	*
Andre Nogueira de Souza	—	*	*
All current executive officers and Directors as a group (11 persons)(a)	196,121,919	78.70%	78.70%

*	Less than 1%.

(a)
Unless otherwise noted, the address for each individual is c/o Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, CO 80634-9038. To our knowledge, except as otherwise indicated, each of the persons listed above has sole voting and investment power with respect to shares beneficially owned.

(b)
JBS Wisconsin Properties, LLC is a wholly owned, indirect subsidiary of JBS and indirectly beneficially owns 195,445,936 shares of our common stock. JBS is ultimately controlled by Joesley Mendonça Batista and Wesley Mendonça Batista, who jointly control and equally and indirectly own: (1) 100% of the equity interests in J&F Investimentos S.A., a Brazilian corporation, which owns approximately 35.12% of the outstanding capital of JBS; and (2) 100% of the equity interests in Fundo de Investimento em Participações Multiestratégia Formosa, a Brazilian investment fund, which owns approximately 5.60% of the outstanding capital of JBS. Additionally, Joesley Mendonça Batista and Wesley Mendonça Batista equally and indirectly own 49.99% of the common shares and 100% of the preferred shares of each of Banco Original S.A. and Banco Original do Agronegócio S.A., Brazilian financial institutions which own 0.26% and 0.02% of the outstanding capital of JBS, respectively. However, Joesley Mendonça Batista and Wesley Mendonça Batista do not control either entity. The address of JBS Wisconsin Properties, JBS and JBS Wisconsin Properties, LLC is 1770 Promontory Circle, Greeley, CO 80634-9038.

(c)	Mr. Penn succeeded Mr. Lovette as CEO and President effective as of March 22, 2019.

(d)	Reflects the number of shares held as of March 22, 2019, the date that Mr. Lovette retired from his role as CEO and President of the Company.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
During 2019, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions required to be disclosed under Item 404 of Regulation S-K, including transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, our Certificate of Incorporation provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions of our Certificate of Incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transactions. Under our Certificate of Incorporation, neither we nor any of our subsidiaries may enter into certain sale and purchase transactions with or for the benefit of JBS and its affiliates, except on fair and reasonable terms that are no less favorable to us and/or our applicable subsidiary than those that could have been obtained in a comparable arm’s-length transaction with an unrelated third party. Additionally, pursuant to our Governance Policies, we will not make significant charitable contributions to organizations in which a Director or his/her family member is affiliated, enter into consulting contracts with (or otherwise provide indirect forms of compensation to) a Director, or enter into transactions (other than service as a Director) with the Director or any business or nonprofit entity in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested, without the prior approval of a majority of disinterested members of the full Board, and, if required by Nasdaq rules, the Audit Committee.
Reportable Transactions
Since December 31, 2018, the start of our fiscal year 2019, we have been a party to certain transactions with our current Directors and executive officers. These transactions, along with all other related party transactions, received the approval of the current Audit Committee or, in the case of transactions entered into prior to our emergence from bankruptcy in December 2008, the Audit Committee in existence at that time. With the assistance of our management’s analysis, the Audit Committee reviewed the terms of all contracts entered into with related parties and determined that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.
The following are our related party transactions with amounts shown for the fiscal year 2019:

Amount
Related party transactions	(In thousands)
SAP licenses and maintenance services paid by JBS USA(a)	$32,161
Expenditures paid on behalf of JBS USA Food Company(b)	9,103
Sales to related parties(c)	14,938
Purchases from related parties(c)	158,064
Compensation to William D. Lovette(d)	585

(a)
On January 19, 2010, we entered into an agreement with JBS USA, a subsidiary of JBS, in order to allocate costs associated with the procurement of SAP licenses and maintenance services by JBS USA for both JBS USA and the Company. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.

(b)
On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which had historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expired on December 31, 2019.

(c)
We routinely enter transactions to sell our products to JBS USA and its subsidiaries and purchase products from them. During 2019, we sold products to JBS USA of $14.1 million, JBS Chile Ltda. of $0.4 million, Combo, Mercado de Congelados of $0.2 million and JBS Global (UK) Ltd. of $140,540. In the same year, we purchased products from JBS USA of $134.8 million, Seara Meats B.V. of $22.8 million, JBS Toledo NV of $0.3 million and JBS Global (UK) Ltd. of $169,561.

(d)
William D. Lovette is the son of the Company’s former President and CEO, William W. Lovette, and is employed as the Company’s Head of Operations, Case Ready East. Total compensation included base salary, annual cash incentive compensation, equity awards under the long-term incentive compensation and other employer paid benefits.

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. For information on the fees paid to KPMG LLP in fiscal years 2019 and 2018, see “Independent Registered Public Accounting Firm Fee Information.”
Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020. Proxies will be so voted unless stockholders specify otherwise.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for auditing those annual financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. GAAP. The Audit Committee’s responsibility is to monitor and review these processes and have direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, but not to verify independently the information provided to the Audit Committee.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.
Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper, Chairman Charles Macaluso Wallim Cruz De Vasconcellos Junior

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
The following table shows the aggregate fees for services rendered by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal years indicated:

	2019	2018
Audit fees(a)	$3,002,177	$3,063,572
Audit-related fees(b)	12,520	51,885
Tax fees(c)	87,114	59,744
All other fees	—	—
Total	$3,101,811	$3,175,201

(a)
Audit fees incurred are for the annual audit of the Company’s financial statements, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and the U.K. and Europe, comfort letters and review of registration statements and accounting consultations.

(b)	Audit-related services principally include other attestation services such as agreed-upon procedures required for compliance with contracts or other statutes.

(c)	Tax-related services included tax advice and return preparation related to our Mexico and U.K. and Europe subsidiaries.
The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2019 and 2018.
Pre-Approval Policies and Procedures
In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our CFO, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The CFO, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2019 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the CFO or his designee. Each request or application must include:

•	a recommendation by the CFO (or designee) as to whether the Audit Committee should approve the request or application; and

•
a joint statement of the CFO (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the PCAOB.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.
The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;

•
increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.
The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the following Audit Committee meeting.

PROPOSAL 5. STOCKHOLDER PROPOSAL TO PROVIDE A REPORT REGARDING THE REDUCTION OF WATER POLLUTION
Mercy Investment Services, Inc., located at 2039 North Geyer Road, St. Louis, MO 63131, and Adrian Dominican Sisters, located at 1257 East Siena Heights Drive, Adrian, MI 49221, have advised us that they plan to introduce the following resolution. Each of Mercy Investment Services, Inc. and Adrian Dominican Sisters (collectively, the “Co-filers”) purports to hold at least $2,000 of the Company’s common stock.
The Board of Directors recommends that the stockholders vote AGAINST the proposal submitted by the Co-filers. The Company takes no responsibility for the accuracy of the Co-filers’ statements.
RESOLVED: Shareholders of Pilgrim’s Pride Corporation (“Pilgrim’s”) request a report assessing if and how the company plans to increase the scale, pace, and rigor of its efforts to reduce water pollution from its supply chain. This report should omit proprietary information, be prepared at reasonable cost, and be made available to shareholders by December l, 2020.
Whereas:
Meat production is the leading source of water pollution in the U.S., exposing 7 million Americans to nitrates in drinking water and many more to toxic algal blooms.1
The cultivation of feed ingredients for the 45 million chickens2 produced weekly by Pilgrim’s is a primary source of water pollution due to nitrates and phosphates washing off fields if improperly managed. Animal waste from over 5,300 poultry farms3 may contain nutrients, antibiotic-resistant bacteria, and pathogens. These contaminants and poor manure disposal practices pollute local waterways, endangering public health, workers, and the environment.
At the same time, there is a growing trend toward increased state regulation and oversight of pollution from the meat industry. Pilgrim’s notes that its feed mills are “strategically located in the areas where we have processing operations.”4 Several states where Pilgrim’s has processing operations5 have tightened requirements related to nutrient management plans, manure disposal, field application of manure, and groundwater monitoring for animal agriculture. 6
Pilgrim’s competitors are working to reduce supply chain pollution: Smithfield met its target to purchase 75% of its grain from farms managed to reduce water pollution; Perdue has invested $80 million in a poultry litter recycling operation to prevent nutrient pollution; Hormel adopted a sustainable agriculture policy addressing fertilizer and manure management; and Tyson committed to support improved fertilizer practices on two million acres of corn by the end of 2020. Walmart, a Pilgrim’s customer, uses a Sustainability Index to assess suppliers, which includes indicators on manure management and fertilizer use.
Proponents acknowledge the company’s efforts to reduce the quantity of the water it uses, and the company’s environmental policy requiring “vendors” to comply with all applicable environmental laws and regulations, and encouraging vendors to “use best efforts to meet industry best practices and standards and responsibly manage the environmental impact of their operations.”7 However, neither the company’s disclosures nor its environmental policies specifically address the primary drivers of the company’s supply chain water pollution, including manure from contracted facilities and nutrient runoff from animal feed crops. The company’s reporting and policies therefore lack sufficient detail to assure investors that it is adequately managing the risks associated with water pollution within its supply chain.
______________________
1 https://www.epa.gov/nutrientpollution/sources-and-solutions; http://www.fao.org/3/CA0146EN/ca0146en.pdf; https://ehlournal.biomedcentral.com/articles/10.1186/s12940-018-0442-6
2 http://ir.pilgrims.com/static-files/1ca44dcf-df55-4c55-9039-3c886e92ef41
3 Ibid.
4 https://www.pilgrimsusa.com/our-chickens/
5 https://www.epa.gov/toxics-release-inventory-tri-program/tri-basic-data-files-calendar-years-1987-2017
6 https ://www.opb.org/news/article/washington-dairy-pollution-regs/; https://www.environmentalintegrity.org/wp-content/uploads/2017/02/Shenandoah-Report.pdf; https://www.jsonline.com/story/news/politics/2017/01/07/state-wants-jump-start-manureproject/96212456/; https://www.nytimes.com/2018/07/09/us/algae-blooms-florida-nyt.html; https://www.flgov.com/wp-content/uploads/2019/01/EO-19-12-.pdf
7 https://sustainability.pilgrims.com/stories/supplier-code-of-conduct/

Board of Directors’ Statement in Opposition to Stockholder Proposal to Provide a Report Regarding the Reduction of Water Pollution
The Board of Directors believes that the Company’s current practices and procedures sufficiently address the concerns raised in the proposal, and that providing the contemplated report is unnecessary and would impose costs on the Company that will not create value for our stockholders or the communities in which we operate. The Board of Directors further believes that a separate report is not an effective way to “increase the scale, pace and rigor of its efforts to reduce water pollution from its supply chain” as requested by the proposal.
We are committed to our role as a steward of the environment in the areas where we do business. As part of our commitment to the environment, we have been in the process of upgrading wastewater treatment facilities at a number of our facilities. Our wastewater facilities, whether owned or under contract, are operated in accordance with site-specific permit requirements, which are established by the local authorities governing these operations. We also expect responsible and efficient water stewardship from our industry partners, including our suppliers. We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations.
We strive to support growers in their efforts to run their businesses wisely and to be independent and sustainable enterprises. While these contract growers are independent contractors responsible for their own farms and for day-to-day regulatory compliance, we require that our contract growers comply with all local, state, and federal environmental regulations applicable to their operations. Moreover, we are not aware of any court judgments or regulatory rulings finding that our live bird operations pose a danger to the environment or neighboring water sources.
We are proud of the water conservation and environmental measures that we currently have in place. Water is an essential component of our food safety and quality processes, and we take actions to protect and preserve water quality, particularly in and around our facilities. We have always valued and are committed to supporting improved environmental practices.
In light of current practices and continuous efforts with respect to water conservation and quality, the Board of Directors believes the Company is addressing the concerns raised in the proposal and a report is unnecessary and not in the best interests of our stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 6. STOCKHOLDER PROPOSAL TO PROVIDE A REPORT ON HUMAN RIGHTS DUE DILIGENCE
Oxfam America Inc. (“Oxfam”), located at 226 Causeway Street, 5th Floor, Boston, MA 02114, has advised us that it plans to introduce the following resolution. Oxfam America Inc. purports to hold at least $2,000 of the Company’s common stock.
The Board of Directors recommends that the stockholders vote AGAINST the proposal submitted by Oxfam. The Company takes no responsibility for the accuracy of Oxfam’s statements.
Report on Human Rights Due Diligence
2020 - Pilgrim’s Pride Corporation
RESOLVED: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Pilgrim Pride’s human rights due diligence (HRDD) process to assess, identify, prevent and mitigate actual and potential adverse human rights impacts.
Supporting Statement:
We recommend the report:

•	Include the human rights principles used to frame its risk assessments;

•	Outline the human rights impacts of Pilgrim Pride’s business activities, including company-owned operations, contract growers, and supply chain, and plans to mitigate any adverse impacts;

•	Explain the types and extent of stakeholder consultation; and

•	Address Pilgrim Pride’s plans to track effectiveness of measures to assess, prevent, mitigate, and remedy adverse human rights impacts.
Companies that fail to address human rights concerns risk backlash from communities, customers, and regulators, all of which pose significant harm to long-term shareholder value. Industrial meat production exposes workers, farmers, and communities to actual and potential adverse human rights impacts. Poultry processing workers face serious labor rights violations, including injuries from unsafe line speeds and other hazards, exposure to toxins, wage and hour violations, sexual harassment, and workplace discrimination.1 2 Factory farming contributes to economic struggles for contract growers and family farmers, exploitation of migrant farmworkers, and occupational health and safety risks. Monoculture farming to grow animal feed requires heavy use of chemical fertilizers and pesticides, impacting human health, soil and water quality.
Pilgrim Pride’s faces public resistance to the expansion of its operations and footprint to meet growing demand for protein. In 2018, community members spoke up in opposition to a proposed plant in Georgia due to concerns about negative impact to the local community and environment.3 A proactive assessment of Pilgrim Pride’s salient human rights risks, informed by meaningful stakeholder consultation, would mitigate adverse human rights impacts and threats to the company’s social license to operate and business opportunities.

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1 https://www.oxfamamerica.org/static/media/files/Lives_on_the_Line-_Full_Report_Final.pdf
2 https://www.hrw.org/report/2019/09/04/when-were-dead-and-buried-our-bones-will-keep-hurting/workers-rights-under-threat
3 https://dontslaughterourcove.com/

Recent legal complaints against Pilgrim’s Pride and its subsidiaries range from allegations of hiring discrimination,4 5 disability discrimination,6 to federal fines issued for violations of: environmental; wage and hour; workplace safety and health; and labor relations regulations.7 The repeated occurrence of these types of fines and lawsuits indicate that although Pilgrim Pride’s commits to respect human rights in its Code of Conduct and Sustainability Report documents, adoption of corporate principles is only the first step in effectively managing human rights risks.
Corporations have a responsibility to respect human rights within company-owned operations and through business relationships under the UN Guiding Principles on Business and Human Rights.8 To meet this responsibility, companies are expected to conduct HRDD, informed by the core international human rights instruments, to assess, identify, prevent, and mitigate adverse human rights impacts.9 To protect its long-term financial interest, Pilgrim’s Pride should do just that.
Board of Directors’ Statement in Opposition to Stockholder Proposal to Provide a Report on Human Rights Due Diligence
The Company is strongly committed to protecting human rights in our business activities, including our owned-operations, contract growers and supply chain. We also greatly value the health and safety of our employees and other parties associated with our operations and we continue to focus on creating a workplace atmosphere with the goal of eliminating workplace incidents, risks and hazards. We are committed to operating our business in conformity with all laws and regulations applicable to the health and safety of our workforce or human rights.
The stockholder proposal focuses on requiring the Company to provide a report on the efforts we are taking in the realm of human rights due diligence. While the Board of Directors is strongly committed to promoting social responsibility and human rights throughout every facet of our operations, the Board of Directors believes the Company’s present practices and procedures appropriately and adequately address the concerns raised in the proposal. Accordingly, the Board of Directors believes that, in view of the Company’s continued engagement and commitment to actions in connection with human rights issues, providing the contemplated report is unnecessary and would impose additional costs on the Company.
Our human rights values can be traced to our Code of Conduct that was adopted by the Board of Directors. The Code of Conduct sets high standards for the Company’s team members, including the Company’s employees, officers and directors. A few of the key areas we focus on include:

•	health and safety in the workplace;

•	the right to legal wages and benefits;

•	appropriate working hours and overtime pay;

•	prevention of child labor or forced labor;

•	the fair and ethical treatment of all team members, including non-discrimination; and

•	our employees’ rights to join or not join a trade union or to have recognized employee representation as required by local law.

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4 https://www.reliableplant.com/Read/8537/pilgrim’s-pride-to-pay-$1m-for-hiring-discrimination
5 https://carlairwlninc.com/blog/ofccp-files-lawsult-against-pilgrims-pride-alleging-hiring-discrimination/
6 https://www.eeoc.gov/eeoc/newsroom/release/9-24-18i.cfm
7 https://violationtracker.goodjobsfirst.org/parent/jbs
8 https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf
9 https://www.ohchr.org/en/professionalinterest/pages/coreinstruments.aspx; https://www.ilo.org/declaration/lang--en/index.htm; http://www.oecd.org/investment/mne/1922428.pdf

Additionally, we engage in a number of practices that make the report requested by Oxfam unnecessary. First, we have engaged an independent third party to maintain an “Ethics Hotline” through both a toll-free phone number and a web-based reporting platform for team members to anonymously report suspected violations of our Code of Conduct or the law. The Ethics Hotline provides an effective tool for gauging the effectiveness of our Code of Conduct and we continuously monitor and respond to all reported matters.
Further, our human resources department, working in collaboration with management, works directly with our facilities to drive improvement in worker conditions and facilitate compliance with applicable laws and regulations. Our human resources department also conducts training courses for our team members that focus on topics such as workplace health and safety, sexual harassment, discrimination in the workplace and environmental impacts of our operations, among others. We believe that these training programs promote a workplace culture that acknowledges the importance of all human rights.
We also expect our industry partners, including our suppliers and contract growers, to operate their businesses in a manner that promotes ethical behavior and that focuses on managing the impacts of their operations on their workers and the communities in which they operate. While the contract growers that we work with to raise the live chickens processed in our poultry operations are independent contractors responsible for their own farms and for day-to-day regulatory compliance, we require that our contract growers comply with all local, state, and federal environmental regulations applicable to their operations.
In light of current practices and continuous efforts with respect to promoting human rights initiatives, the Board of Directors believes the Company is addressing the concerns raised in the proposal and a report on human rights due diligence is unnecessary and not in the best interests of our stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.
The Code of Conduct is publicly available to all stockholders on our website at ir.pilgrims.com/.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 7. STOCKHOLDER PROPOSAL TO PROVIDE FOR MAJORITY VOTING IN DIRECTOR ELECTIONS
CalPERS, located at P.O. Box 2749, Sacramento, CA 95812, has advised us that it plans to introduce the following resolution. CalPERS purports to hold at least $2,000 of the Company’s common stock.
The Board of Directors recommends that the stockholders vote AGAINST the following proposal submitted by CalPERS. The Company takes no responsibility for the accuracy of the CalPERS’s statements.
RESOLVED: that the shareowners of Pilgrim’s Pride Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.
Supporting Statement:
Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.
Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.
A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.
Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.
CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company's shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.
Board of Directors’ Statement in Opposition to Stockholder Proposal Regarding Majority Voting in Director Elections
The Board of Directors has carefully considered the stockholder proposal and believes that our current director election policies are in the best interest of our stockholders at this time and do not need to be changed for the reasons described below. The Board of Directors also believes that this proposal would not create any demonstrated value for our stockholders or our corporate governance practices.

As of the Record Date, our controlling stockholder, JBS beneficially owned 195,445,936, or approximately 78.42%, of our outstanding shares of common stock and voting power through JBS USA Holding Lux S.à.r.l. As a result, we are a “controlled company” under NASDAQ listing standards.
Our current director election procedures give stockholders other than JBS and its affiliates (the “Minority Investors”) a meaningful role in director elections, affording protections that are more substantial than those that minority stockholders might normally have in a controlled company with majority voting. Additionally, all of our Directors serve equal one-year terms and must stand for re-election every year. Our Amended and Restated Certificate of Incorporation provides for the election of three Equity Directors to our Board of Directors, and the JBS Stockholders Agreement requires JBS and its affiliates to vote all of the common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Thus, the vote of the Minority Investors determines the outcome of the election of the Equity Directors on our Board, whether or not the Company has a plurality or majority voting standard.
In light of our existing stockholder protections and controlled company status, we do not believe a majority voting standard for the election of directors would provide additional meaningful benefit to our stockholders.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

HOUSEHOLDING OF STOCKHOLDER MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests orally or by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (970)506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.
STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to our bylaws, a stockholder must give our Secretary timely written notice in order to present a proposal (including nominations of Directors) at the 2021 annual meeting of stockholders. Such written notice must contain specified information prescribed in our bylaws and must be received at our principal executive offices by December 29, 2020 (but not before August 1, 2020). Additionally, for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy materials for the 2021 annual meeting of stockholders, they must be received by our Secretary at our principal executive offices no later than the close of business on November 27, 2020.
ANNUAL REPORT
Our 2019 annual report is being mailed concurrently with this proxy statement. Upon written request of a stockholder, the Company will furnish without charge a copy of our 2019 Annual Report on Form 10-K, including the financial statements and financial statement schedules. If you would like to request a copy, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations.
In addition, our financial reports and recent filings with the SEC are available at www.sec.gov and on our website at www.ir.pilgrims.com. Information contained on our website is not part of this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2020
This proxy statement and the Company’s 2019 annual report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.
To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 15-digit control number located on the proxy card.

3.	Click “View Stockholder Material.”
We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS
The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposals included in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

JAYSON PENN
Greeley, Colorado	Chief Executive Officer and
March 27, 2020	President

Reconciliation of GAAP Information to Non-GAAP Financial Measure
The following reconciles the GAAP information to Non-GAAP financial measure of free cash flow for fiscal year 2019:

	Amount
	(in thousands)
Net debt beginning balance (GAAP)
Long-term debt	$2,295,190
Current Maturities of long-term debt	30,405
Less: Cash and cash equivalents	(338,386)	$1,987,209
Net debt ending balance (GAAP)
Long-term debt	$2,276,029
Current Maturities of long-term debt	26,392
Less: Cash and cash equivalents	(260,568)	2,041,853
Increase in net debt (GAAP)		(54,644)
Cash used to acquire Tulip Limited (GAAP)		384,694
Free cash flow (Non-GAAP)		$330,050

Pilgrim's®

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3 and 4 (Company proposals). The Board of Directors recommends a vote AGAINST Proposals 5, 6 and 7 (stockholder proposals).

+

1. Election of JBS Directors: 01 - Gilberto Tomazoni; 02 - Denilson Molina; 03 - Wallim Cruz De Vasconcellos Junior; 04 - Vincent Trius; 05 - Andre Nogueira de Souza; 06 - Farha Aslam

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐

2. Election of Equity Directors: 01 - Michael L. Cooper; 02 - Charles Macaluso; 03 - Arquimedes A. Celis

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 ☐ 02 ☐ 03 ☐

	For	Against	Abstain
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020.	☐	☐	☐
5. A stockholder proposal to provide a report regarding the reduction of water pollution.	☐	☐	☐
6. A stockholder proposal to provide a report on human rights due diligence.	☐	☐	☐
7. A stockholder proposal to amend our articles of incorporation and/or bylaws to provide for majority voting in director elections.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

0375ZF

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Pilgrim's Pride Corporation

1770 Promontory Circle
Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors of Pilgrim's Pride Corporation (the "Company") for the Annual Meeting of Stockholders on April 29, 2020.

The undersigned hereby appoints Gilberto Tomazoni and Fabio Sandri as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim's Pride Corporation held of record by the undersigned on March 10, 2020, at the annual meeting of stockholders to be held on Wednesday, April 29, 2020, or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting of Stockholders.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2, "FOR" PROPOSALS 3 AND 4, AND "AGAINST" PROPOSALS 5, 6 AND 7. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE OR VOTE ONLINE OR BY PHONE AS INSTRUCTED HEREIN.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.